FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                    INVESTOR CONTACT:
STEVE FORSYTH                                     QORVIS COMMUNICATIONS
(770) 632-8322                                    KAREN VAHOUNY (703) 744-7809

              WORLD AIR HOLDINGS REPORTS 2005 FIRST QUARTER RESULTS

          COMPANY REPORTS QUARTERLY REVENUES OF NEARLY $160 MILLION AND
                       $17.2 MILLION IN OPERATING INCOME;
           OPERATING INCOME UP 26% COMPARED TO SAME QUARTER LAST YEAR

PEACHTREE CITY, GA. (May 5, 2005) - World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways and North American Airlines, today reported its financial results and highlights for the quarter ended March 31, 2005. The first quarter financial results do not include North American because the acquisition closed on April 27.

- Operating revenues for the first quarter of 2005 totaled $159.5 million, an increase of $30.0 million or 23.1 percent compared to the same quarter a year ago.

- Operating income for the 2005 first quarter was $17.2 million, up $3.5 million, or 25.9 percent, over the comparable quarter of 2004.

- Quarterly net earnings of $9.9 million, or $0.48 per basic and $0.35 per diluted share, rose significantly in comparison to net earnings of $7.9 million, or $0.69 per basic and $0.34 per diluted share, for the same quarter of last year.

         "This was an outstanding quarter," said Randy Martinez, chief executive officer of World Air Holdings. "We continued to provide a high level of expansion flying for the Air Mobility Command (AMC), signed two new commercial customers, and generated strong operational results, evidenced by a nearly 16 percent rise in block hours and an efficient aircraft utilization rate of 9.3 hours.

         "The combination of higher AMC passenger revenues and maintenance costs lower than projected had a major positive impact on our results this quarter," he said. "We took a major step in strengthening our balance sheet, as the conversion of our remaining debentures to equity was completed in March.

         "We also announced a major acquisition one week ago. With the addition of North American Airlines, we will improve our position with the AMC and broaden our commercial opportunities. Not only will North American be accretive to earnings this year, but we also expect immediate cost savings associated with aircraft insurance and other synergies."

QUARTERLY HIGHLIGHTS

- World Airways increased its total block hours 15.8 percent, to 13,116 compared to 11,328 in the same period last year, and also increased its aircraft utilization rate 19.2 percent to 9.3 hours per day versus 7.8 hours per day in the first quarter of last year.

         Per block hour results are as follows:

                             Per Block Hour Results

                                                                             Better (Worse)
                                                                             -------------
                                 First Quarter 2005     First Quarter 2004     Difference
                                 ------------------     ------------------     ----------
         Operating revenue              $12,165            $11,439               $ 726
         Operating costs                $10,855            $10,235               $(620)
         Operating margin               $ 1,310            $ 1,204               $ 106

- On Feb. 22, 2005, World Air Holdings issued a notice of redemption of its convertible senior subordinated debentures, giving the holders until March 22, 2005 to exercise their conversion rights at a conversion price of $3.20 per share. The holders converted all of the debentures outstanding by March 22, 2005. Annual interest expense going forward will be reduced by approximately $2 million due to the conversion of all of the debentures.

- World Airways signed a two-year ACMI cargo contract with Air Canada valued at approximately $44 million. Under this contract, World Airways will provide MD-11 service starting in May 2005, between Toronto, Canada, and several cities in Asia, as well as between Toronto and Europe.

- World Airways signed a one-year ACMI cargo contract with Thai Air Cargo to provide MD-11 freighter service, beginning in June 2005, between Thailand and markets in Southeast Asia, China and Europe. This contract is valued at approximately $21.6 million, with an option to extend for a second year.

- The Air Transportation Stabilization Board (ATSB) opted to exercise warrants to purchase 111,111 shares of World Air Holdings' common stock and, pursuant to the net exercise provisions of the warrants, received 76,345 shares of World Air Holdings' common stock.

- World Airways extended the leases on three MD-11 freighter aircraft by three years to 2009, and one DC-10 passenger aircraft by an additional year to 2006.

RECENT DEVELOPMENTS

- World Air Holdings acquired North American Airlines, a privately held air carrier based in Jamaica, N.Y., for $35 million in cash. This acquisition expands World Air Holdings' product mix in the military and commercial charter markets, with North American's three Boeing 767 and five Boeing 757 passenger aircraft. World Air Holdings, formed in January 2005, is the parent of three wholly-owned subsidiaries: World Airways, North American Airlines, and World Risk Solutions, Ltd., a captive insurance company formed in the fourth quarter of 2004.

- World Air Holdings' stock will begin trading on the NASDAQ National Market System on May 5, 2005. The company's stock has traded on the NASDAQ SmallCap Market since 1998.

FINANCIAL SUMMARY

First quarter operating revenues increased 23.1 percent to $159.5 million from $129.6 million in the same quarter of 2004. Military revenues were $134.5 million for the first quarter of 2005, compared to $106.6 million for the same quarter one year ago. The company reported significant growth in military passenger revenues associated with its AMC contract as well as commercial cargo ACMI flying, offset by reductions in military cargo revenues and commercial passenger full service flying.

         Operating income for the 2005 first quarter was $17.2 million, an improvement of $3.5 million, or 25.9 percent over the same quarter one year ago. The company's earnings before income taxes were $16.3 million versus $11.6 million for the comparable period of last year.

         Net earnings for the 2005 first quarter were $9.9 million, or $0.48 per basic and $0.35 per diluted share, compared to $7.9 million, or $0.69 per basic share and $0.34 per diluted share, for the same quarter the prior year. Basic and diluted per share results were computed on the basis of 20.8 and 28.6 million weighted average shares outstanding for the first quarter of 2005, and
11.4 and 24.4 million weighted average shares for the same quarter of 2004, respectively. The basic share count increase between last year's first quarter and this year's comparable quarter was principally due to the conversion of all of the company's $25.5 million principal amount of convertible debentures issued on December 30, 2003, as well as the exercise of warrants held by The Boeing Company and the International Lease Finance Corporation, which were issued in 1999 pursuant to certain amendments to aircraft lease agreements.

         Operating expenses were $142.4 million compared to $115.9 million in the first quarter of 2004, an increase of $26.4 million, or 22.8 percent. The most significant increases were $12.3 million for fuel, $7.1 million for maintenance expenses, $4.4 million for flight operations, $2.6 million for commissions and $1.3 million in aircraft costs, offset by a decrease of $1.0 million in costs to subcontract flights to other carriers.

         Fuel expenses were higher by $12.3 million primarily due to more full service military flying for AMC. Fluctuations in the price of fuel did not have a significant profit impact in the first quarter of 2005 because the company's contracts with its customers covered 97% of fuel purchased and thereby limited the company's exposure to increases in fuel prices.

         Maintenance expenses were higher by $7.1 million primarily due to an increase of $5.3 million for scheduled engine and thrust reverser maintenance, and $2.1 million for higher maintenance reserve expenses associated with the increase in total block hours.

         The increase of $4.4 million in flight operations expense was primarily attributable to higher pilot and flight attendant wages and travel costs, as well as higher communication and catering costs. These increases were directly related to the block hour increase, as well as a required crew rest location change for certain AMC flights in the first quarter of 2005.

         The commission increase of $2.6 million was primarily due to higher military revenues associated with the AMC contract in the first quarter of 2005 compared to the same period of 2004.

         The increase of $1.3 million in aircraft costs was primarily due to additional aircraft rent. World Airways added an MD-11 passenger aircraft in December 2004 at a fixed monthly cost, experienced higher utilization of an MD-11 passenger aircraft under a power-by-the-hour operating lease, and leased two additional engines in the first quarter of 2005. This increase was partially offset by the return of two cargo and one DC-10 passenger aircraft in 2004, and a DC-10 passenger aircraft in the first quarter of 2005.

         In the first quarter of 2005, due to market conditions, the company fully reserved for the remaining payments under an operating lease for office space at its former headquarters in Herndon, Virginia. SG&A rental expense is higher by $0.4 million in the first quarter of 2005 compared to the same period last year due to the increase in this reserve. This increase in SG&A was offset by lower legal fees and additional value added tax credits.

         The decrease of $0.6 million in interest expense was primarily due to the reduction in convertible debentures outstanding in the first quarter of 2005 compared to the same period last year.

         The company ended the first quarter of 2005 with cash and cash equivalents of $76.2 million compared to $50.0 million at Dec. 31, 2004. In addition, the company had $4.2 million of restricted cash, due to $3.7 million for letters of credit that are collateralized and $0.5 million related to unearned revenue.

         The company ended the first quarter of 2005 with working capital of $42.9 million, an improvement of $12.1 million since Dec. 31, 2004.

GUIDANCE

         The following guidance includes financial results for World Air Holdings, excluding North American. World Airways and World Risk Solutions are forecasting revenues in the range of $135 to $145 million for the second quarter of 2005, with military revenues of $100 to $110 million, resulting in forecasted operating income in the range of $7 to $9 million. For the second quarter of 2004, World Airways reported total revenues of $115.1 million and operating income of $4.4 million.

         The company will discuss its guidance and future plans for North American during today's conference call.

                            INVESTOR CONFERENCE CALL
                          MAY 5, 2005, AT 4:00 P.M. EDT
                               PHONE: 800-731-1404

         A conference call will begin at 4:00 p.m. EDT on Thursday, May 5, 2005. Investors and media can access the conference by calling 800-731-1404 prior to the 4:00 p.m. start time. The investor call will be available live via the World Wide Web at http://www.worldairways.com/investor.html. The replay will be available until May 19, 2005, at the same site shortly after the Webcast is complete. The broadcast also will be available at http://www.streetevents.com.

ABOUT WORLD AIRWAYS

         World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body MD-11 and DC-10 aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

ABOUT NORTH AMERICAN

         North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on "niche" markets, where high product quality and excellent passenger service provide value to its customers. Founded in 1989, North American has 600 employees and operates a fleet of eight 767 and 757 passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.


["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company's periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]


                                       ###

                            WORLD AIR HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          THREE MONTHS ENDED MARCH 31,
                (IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
                                   (UNAUDITED)


                                                             THREE MONTHS ENDED MARCH 31,
                                                ----------------------------------------------------
                                                                               BETTER        (WORSE)
                                                   2005           2004          DIFF           %
                                                ---------      ---------      ---------      -------
OPERATING REVENUES
    FLIGHT OPERATIONS                           $ 159,020      $ 129,019      $  30,001       23.3%
    ALL OTHER                                         529            565            (36)      -6.4%
                                                ---------      ---------      ---------
      TOTAL OPERATING REVENUE                     159,549        129,584         29,965       23.1%

OPERATING EXPENSES
    FLIGHT                                         45,169         40,802         (4,367)     -10.7%
    MAINTENANCE                                    24,955         17,856         (7,099)     -39.8%
    AIRCRAFT COSTS                                 20,929         19,671         (1,258)      -6.4%
    FUEL                                           30,471         18,202        (12,269)     -67.4%
    FLIGHTS SUBCONTRACTED TO OTHER CARRIERS           508          1,518          1,010       66.5%
    COMMISSIONS                                     8,859          6,300         (2,559)     -40.6%
    DEPRECIATION AND AMORTIZATION                   1,455          1,287           (168)     -13.1%
    SALES, GENERAL AND ADMINISTRATIVE              10,025         10,309            284        2.8%
                                                ---------      ---------      ---------
      TOTAL OPERATING EXPENSES                    142,371        115,945        (26,426)     -22.8%

OPERATING INCOME                                   17,178         13,639          3,539       25.9%

OTHER INCOME (EXPENSE)
    INTEREST EXPENSE                                 (985)        (1,542)           557       36.1%
    INTEREST INCOME                                   269            122            147      120.5%
    OTHER, NET                                       (203)          (633)           430       67.9%
                                                ---------      ---------      ---------
      TOTAL OTHER, NET                               (919)        (2,053)         1,134       55.2%
                                                ---------      ---------      ---------

EARNINGS BEFORE INCOME TAXES                       16,259         11,586          4,673       40.3%
                                                ---------      ---------      ---------

INCOME TAXES                                        6,361          3,711         (2,650)     -71.4%

NET EARNINGS                                    $   9,898      $   7,875      $   2,023       25.7%
                                                =========      =========      =========

BASIC EARNINGS PER SHARE:
    NET EARNINGS                                $    0.52      $    0.69      $   (0.17)     -24.6%
                                                =========      =========      =========
    WEIGHTED AVERAGE SHARES OUTSTANDING            19,024         11,448          7,576       66.2%

DILUTED EARNINGS PER SHARE:
    NET EARNINGS*                               $    0.38      $    0.34      $    0.04       11.8%
                                                =========      =========      =========
    WEIGHTED AVERAGE SHARES OUTSTANDING*           26,786         24,434          2,352        9.6%
*Corrected information


TOTAL BLOCK HOURS                                  13,116         11,328          1,788       15.8%

                            WORLD AIR HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS )
                                   (UNAUDITED)

                                                             MARCH 31,          DECEMBER 31,
                                                               2005                 2004
                                                             ---------          ------------
ASSETS
Current assets:
  Cash and cash equivalents                                  $  76,182           $  49,956
  Restricted cash                                                4,160               4,926
  Accounts receivable, net                                      46,607              52,382
  Prepaid expenses and other current assets                      6,977               8,335
  Deferred tax assets                                            5,836               6,685
                                                             ---------           ---------
    Total current assets                                       139,762             122,284
Equipment and property, net                                     32,693              33,193
Long-term deposits                                              18,079              18,237
Other assets and deferred charges, net                           4,095               5,603
                                                             ---------           ---------
    Total assets                                             $ 194,629           $ 179,317
                                                             =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt                       $   6,000           $   6,000
  Accounts payable                                              36,758              35,482
  Current portion of accrued rent                                8,414               5,489
  Current portion of deferred rent                                 548               3,242
  Unearned revenue                                               8,730               6,293
  Accrued maintenance                                            4,238               4,179
  Accrued salaries, wages and profit sharing                    20,631              20,463
  Accrued taxes                                                  9,058               8,482
  Other accrued liabilities                                      2,516               1,861
                                                             ---------           ---------
    Total current liabilities                                   96,893              91,491
Long-term debt, net of current maturities                       24,000              43,879
Deferred gain from sale-leaseback transactions, net              1,362               1,645
Accrued post-retirement benefits                                 4,206               4,081
Accrued and deferred rent, net of current portions               3,095               5,615
Deferred tax liability                                           2,221               2,208
                                                             ---------           ---------
    Total liabilities                                          131,777             148,919
Stockholders' equity:
  Preferred stock                                                   --                  --
  Common stock                                                      25                  18
  Additional paid-in capital                                    65,261              42,712
  Retained earnings                                             10,423                 525
  Treasury stock, at cost                                      (12,857)            (12,857)
                                                             ---------           ---------
    Total stockholders' equity                                  62,852              30,398
                                                             ---------           ---------
    Total liabilities and stockholders' equity               $ 194,629           $ 179,317
                                                             =========           =========